August 5, 2020
PDC Energy Announces 2020 Second Quarter Results and Provides Significantly Improved 2020 Full-Year Guidance
DENVER, August 5, 2020: PDC Energy, Inc. (“PDC” or the “Company”) (Nasdaq:PDCE) today announced its 2020 second quarter operating and financial results. The Company also updated its 2020 guidance including a substantial increase to its projected free cash flow, a non-U.S. GAAP metric defined below, a reduction to its expected capital investments and an increase to both its oil production and total production ranges.
2020 Second Quarter Highlights:

•	Net cash from operating activities of approximately $103 million and adjusted cash flows from operations, a non-U.S. GAAP metric defined below, of approximately $182 million.

•	Oil and gas capital investments of approximately $120 million.

•	Approximately $62 million of free cash flow, a non-U.S. GAAP metric defined below as net cash flows from operating activities, before changes in working capital, less oil and gas capital investments.

•
In June 2020, the Company received $82 million in relation to its previously divested Delaware Basin midstream assets. These proceeds were used to pay down a portion of the Company’s revolver balance and are excluded from its second quarter free cash flow calculation.

•	Lease operating expense (“LOE”) of $36 million or $2.08 per barrel of oil equivalent (“Boe”).

•	Total production of 17.2 million Boe or nearly 190,000 Boe per day and oil production of 6.2 million barrels (“Bbls”) or approximately 68,000 Bbls per day.
Full-Year 2020 Updated Guidance Highlights:

•	Anticipate generating more than $300 million of free cash flow assuming $35 per Bbl WTI, $2 per Mcf NYMEX natural gas and NGL realizations of approximately $9 per barrel for the remainder of the year.

•	Reduced anticipated oil and gas capital investments to a range of $500 to $550 million, from the prior range of $500 to $600 million.

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•	Increased anticipated oil production by five percent to a range of 64,000 to 68,000 Bbls per day while increasing total production to a range of 175,000 to 185,000 Boe per day.

CEO Commentary
President and Chief Executive Officer Bart Brookman commented “The second quarter presented multiple challenges, but I am extremely proud of our ability to quickly adapt our business plan while never losing sight of our corporate values and strategy.  Our operational excellence and ability to execute are more apparent than ever, and were clearly reflected in our results and updated guidance.  As PDC stands today with our substantial projected free cash flow, I am proud of our differentiating outlook.
“From a risk perspective, we are experiencing a much improved midstream, operating and regulatory backdrop in Colorado that enhances our confidence in achieving our business objectives.  I echo Governor Polis’ recent remarks around the need for collaboration as we collectively strive to safely deliver clean, affordable energy in Colorado and I look forward to working with his administration on this mission.”
2020 Capital Investments and Financial Guidance
Planned 2020 capital investment of $500 million to $550 million represents a decrease of approximately 50 percent compared to the Company’s original guidance of $1.0 to $1.1 billion provided in February, and a decrease of approximately five percent from previous guidance provided in May. The Company’s second quarter capital investments were approximately $120 million and represent more than 70 percent of the revised full-year 2020 guidance when combined with first quarter investments of approximately $260 million. Investments for the third and fourth quarter are expected to be approximately $50 million and $100 million, respectively.
In Wattenberg, the Company plans to operate one drilling rig for the remainder of the year, while anticipating to resume completions late in the third quarter, assuming commodity pricing supports such a decision. The 2020 Delaware Basin capital program was largely completed for the year in the second quarter, with the expectation to spend less than $20 million on various leasing and other projects the remainder of the year.
In 2020, the Company projects to generate more than $300 million of free cash flow, assuming $35 per Bbl WTI, $2 per Mcf NYMEX natural gas and NGL realizations of approximately $9 per barrel for the remainder of the year. PDC anticipates generating material free cash flow in each the third and fourth quarters.
The Company increased its oil production range for 2020 by five percent to 64,000 to 68,000 barrels per day while increasing its total production to a range of 175,000 to 185,000 Boe per day. Each figure includes immaterial curtailments for the remainder of the year. PDC projects similar volumes in the third quarter as the

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second quarter before decreasing approximately ten percent on a sequential basis and averaging an estimated 170,000 Boe per day and 60,000 Bbls per day, respectively in the fourth quarter.
Finally, PDC decreased its expected 2020 LOE to a range of $170 million to $180 million, or approximately $2.65 per Boe while anticipated general and administrative expense (“G&A”) remains unchanged at $135 million to $140 million, or approximately $2.05 per Boe for the full-year, and does not include approximately $20 million of deal costs associated with the SRC merger incurred in the first quarter. The Company projects G&A of less than $2.00 per Boe in the second half of the year.
The table below provides additional 2020 financial guidance:

	Low	High
Production (MBoe/d)	175	185
Capital Investments (millions)	$500	$550

Operating Expenses
LOE (millions)	$170	$180
TGP ($/Boe)	$1.00	$1.15
Production taxes (% of Crude oil, natural gas & NGLs sales)	6%	7%
G&A (millions)	$135	$140

2021 Preliminary Outlook
The Company’s preliminary 2021 Outlook remains unchanged from an operational standpoint and contemplates total capital investment between $500 million and $600 million with approximately $250 million of projected free cash flow assuming $40 per Bbl WTI oil, $2.50 per Mcf NYMEX natural gas and NGL realizations of approximately $9 per barrel.
Similarly, PDC’s 2021 production and oil production estimates remain unchanged from prior guidance on an absolute basis; however, due to an increase in projected 2020 volumes, 2021 volumes are now expected to be flat on an annual basis, or 175,000 to 185,000 Boe per day, compared to prior guidance of approximately five to ten percent annual growth. First quarter 2021 daily volumes are projected to decrease less than five percent compared to the fourth quarter of 2020, prior to increasing throughout the year. The Company projects its fourth quarter 2021 oil production and total production volumes to reflect approximately ten percent growth compared to the fourth quarter of 2020.
Finally, PDC projects to further improve its cost structure as it estimates 2021 G&A of approximately $120 million to $125 million, which includes approximately $25 million of non-cash stock-based compensation.
Hedging Overview
In the second half of 2020, the Company has approximately 8.2 million Bbls of oil hedges at a weighted-average floor price of approximately $58 per Bbl. The Company’s remaining swaps and costless collars

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represent approximately 70 percent of its projected oil volumes through year-end. Approximately 40 percent of the Company’s estimated gas production in the second half of 2020 is protected at approximately $2 per Mcf. PDC’s 2021 hedge positions protect nearly 45 percent of its estimated oil volumes and 40 percent of its projected natural gas volumes at weighted-average floor prices of approximately $45 per barrel and $2.35 per Mcf, respectively.
The Company’s hedging strategy is predicated on systematically layering in oil and natural gas swaps and costless collars, as well as evaluating basis swaps and physical hedges when appropriate.
Oil and Gas Production, Sales and Operating Cost Data
Crude oil, natural gas and NGLs sales, excluding net settlements on derivatives, decreased to $174 million in the second quarter 2020 compared to $339 million in the comparable 2019 period. The decrease in sales between periods was due to a 63 percent reduction in sales price to $10.08 per Boe from $27.28 per Boe offsetting a 39 percent increase in production. The decrease in sales price per Boe was driven by 67 percent, 29 percent and 49 percent decreases in weighted-average realized oil, natural gas and NGL prices, respectively; while the increase in production between periods was due to the merger with SRC Energy, Inc. (“SRC”). The combined revenue from crude oil, natural gas and NGLs sales and net settlements received on commodity derivative instruments decreased 11 percent between periods to $289 million from $326 million.
The following table provides weighted-average sales price, by area, for the three and six months ended June 30, 2020 and 2019, excluding net settlements on derivatives and TGP:

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	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	Percent Change	2020	2019	Percent Change

Crude oil (MBbls)
Wattenberg Field	5,170	3,681	40.5%	10,095	7,253	39.2%
Delaware Basin	1,045	1,218	(14.2)%	2,008	2,172	(7.6)%
Total	6,215	4,899	26.9%	12,103	9,425	28.4%

Weighted-average price	$18.63	$55.96	(66.7)%	$30.15	$53.61	(43.8)%

Natural gas (MMcf)
Wattenberg Field	34,779	23,233	49.7%	69,836	44,193	58.0%
Delaware Basin	5,929	5,759	3.0%	12,219	10,450	16.9%
Total	40,708	28,992	40.4%	82,055	54,643	50.2%

Weighted-average price	$0.76	$1.07	(29.0)%	$0.86	$1.53	(43.8)%

NGLs (MBbls)
Wattenberg Field	3,685	2,007	83.6%	7,031	3,908	79.9%
Delaware Basin	564	686	(17.8)%	1,283	1,200	6.9%
Total	4,249	2,693	57.8%	8,314	5,108	62.8%

Weighted-average price	$6.38	$12.53	(49.1)%	$7.06	$13.96	(49.4)%

Crude oil equivalent (MBoe)
Wattenberg Field	14,651	9,561	53.2%	28,766	18,526	55.3%
Delaware Basin	2,597	2,864	(9.3)%	5,327	5,114	4.2%
Total	17,248	12,425	38.8%	34,093	23,640	44.2%

Weighted-average price	$10.08	$27.28	(63.0)%	$14.50	$27.92	(48.1)%
Production costs for the second quarter of 2020, which include LOE, production taxes and TGP, were $61 million, or $3.51 per Boe, compared to $69 million, or $5.57 per Boe, in the second quarter of 2019. LOE improved 25 percent between periods to $2.08 per Boe from $2.76 per Boe. The improvement in LOE per Boe is primarily due to reduced activity and delayed investments in an effort to maintain low costs to offset projected curtailment activity. The Company projects immaterial levels of curtailments for the remainder of the year and expects to subsequently return to a more normal course of LOE investment moving forward.
The following table provides the components of production costs for the three and six months ended June 30, 2020 and 2019:

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	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Lease operating expenses	$35.8	$34.3	$85.3	$69.5
Production taxes	7.8	22.6	26.3	44.8
Transportation, gathering and processing expenses	16.9	12.2	30.4	23.6
Total	$60.5	$69.1	$142.0	$137.9

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Lease operating expenses per Boe	$2.08	$2.76	$2.50	$2.94
Production taxes per Boe	0.45	1.82	0.77	1.90
Transportation, gathering and processing expenses per Boe	0.98	0.99	0.89	1.00
Total per Boe	$3.51	$5.57	$4.16	$5.84
Financial Results
Net loss for the second quarter of 2020 was approximately $222 million, or $2.23 per diluted share, compared to net income of $69 million, or $1.04 per diluted share in 2019. The year-over-year change was due to the decrease in crude oil, natural gas and NGL sales and the commodity price risk management loss in the second quarter of 2020. Adjusted net income, a non-U.S. GAAP financial measure defined below, was $14 million in the second quarter of 2020 compared to adjusted net income of $23 million in the comparable 2019 period. The year-over-year change is due to the aforementioned decrease in sales being predominately offset by realized settlements of derivatives in the quarter.
Net cash from operating activities for the second quarter of 2020 was approximately $103 million compared to $260 million in the comparable 2019 period. Adjusted cash flows from operations, a non-U.S. GAAP metric defined below, was approximately $182 million in the second quarter of 2020 compared to approximately $207 million in the comparable 2019 period. The year-over-year decrease in each metric was primarily due to the combined decrease in sales and the change in settled derivatives between periods. Additionally, the Company's adjusted cash flows do not include the changes in working capital for the period.
G&A, which includes cash and non-cash expense, was $35 million, or $2.05 per Boe, in the second quarter of 2020 compared to $43 million, or $3.45 per Boe, in 2019. Second quarter 2020 G&A includes approximately $4 million, or $0.22 per Boe, of costs associated with severance and SRC integration whereas the 2019 period included approximately $4 million, or $0.35 per Boe, of similar non-recurring expenses. Excluding these expenses would have resulted in a 41 percent improvement in G&A to approximately $1.83 per Boe in 2020 from $3.10 per Boe in 2019.
Reconciliation of Non-U.S. GAAP Financial Measures

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We use "adjusted cash flows from operations," "free cash flow (deficit)," "adjusted net income (loss)" and "adjusted EBITDAX," non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and, in some cases, in providing public guidance on possible future results. In addition, we believe these are measures of our fundamental business and can be useful to us, investors, lenders and other parties in the evaluation of our performance relative to our peers and in assessing acquisition opportunities and capital expenditure projects. These supplemental measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income (loss) or cash flows from operations, investing or financing activities and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. In the future, we may disclose different non-U.S. GAAP financial measures in order to help us and our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.
Adjusted cash flows from operations and free cash flow (deficit). We believe adjusted cash flows from operations can provide additional transparency into the drivers of trends in our operating cash flows, such as production, realized sales prices and operating costs, as it disregards the timing of settlement of operating assets and liabilities. We believe free cash flow (deficit) provides additional information that may be useful in an analysis of our ability to generate cash to fund exploration and development activities and to return capital to stockholders.
We are unable to present a reconciliation of forward-looking adjusted cash flow because components of the calculation, including fluctuations in working capital accounts, are inherently unpredictable. Moreover, estimating the most directly comparable GAAP measure with the required precision necessary to provide a meaningful reconciliation is extremely difficult and could not be accomplished without unreasonable effort. We believe that forward-looking estimates of adjusted cash flow are important to investors because they assist in the analysis of our ability to generate cash from our operations.
Adjusted net income (loss). We believe that adjusted net income (loss) provides additional transparency into operating trends, such as production, realized sales prices, operating costs and net settlements on commodity derivative contracts, because it disregards changes in our net income (loss) from mark-to-market adjustments resulting from net changes in the fair value of our unsettled commodity derivative contracts, and these changes are not directly reflective of our operating performance.
Adjusted EBITDAX. We believe that adjusted EBITDAX provides additional transparency into operating trends because it reflects the financial performance of our assets without regard to financing methods, capital structure, accounting methods or historical cost basis. In addition, because adjusted EBITDAX excludes certain non-cash

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expenses, we believe it is not a measure of income, but rather a measure of our liquidity and ability to generate sufficient cash for exploration, development, acquisitions and to service our debt obligations.
Beginning in the third quarter of 2019, we included a reconciling item for gains or losses on the sale of properties and equipment when calculating adjusted EBITDAX, thereby no longer including such gains or losses in our reported adjusted EBITDAX. We believe this methodology for calculating adjusted EBITDAX will enable greater comparability to our peers, as well as consistent treatment of adjustments for impairment and gains or losses on the sale of properties and equipment. For comparability, all prior periods presented have been conformed to the aforementioned methodology.

Cash Flows from Operations to Adjusted Cash Flows from Operations and Free Cash Flow (Deficit)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Cash flows from operations to adjusted cash flows from operations and free cash flow (deficit):
Net cash from operating activities	$103.0	$260.4	$369.3	$417.5
Changes in assets and liabilities	78.7	(53.4)	22.2	(18.0)
Adjusted cash flows from operations	181.7	207.0	391.5	399.5
Capital expenditures for development of crude oil and natural gas properties	(197.1)	(275.8)	(387.9)	(518.0)
Change in accounts payable related to capital expenditures	77.2	(1.6)	7.2	(41.3)
Free cash flow (deficit)	$61.8	$(70.4)	$10.8	$(159.8)

Net Loss to Adjusted Net Income (Loss) and Adjusted Earnings Per Share, Diluted
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income (loss) to adjusted net income (loss):
Net income (loss)	$(221.8)	$68.5	$(686.8)	$(51.6)
(Gain) loss on commodity derivative instruments	120.8	(47.3)	(313.9)	142.7
Net settlements on commodity derivative instruments	114.8	(13.2)	160.6	(21.6)
Tax effect of above adjustments (1)	—	14.5	—	(29.0)
Adjusted net income (loss)	$13.8	$22.5	$(840.1)	$40.5

Earnings per share, diluted	$(2.23)	$1.04	$(7.09)	$(0.78)
(Gain) loss on commodity derivative instruments	1.22	(0.72)	(3.25)	2.16
Net settlements on commodity derivative instruments	1.15	(0.20)	1.66	(0.33)
Tax effect of above adjustments (1)	—	0.22	—	(0.44)
Adjusted earnings per share, diluted	$0.14	$0.34	$(8.68)	$0.61
Weighted-average diluted shares outstanding	100.0	65.9	96.8	66.1

(1) Due to the full valuation allowance recorded against our net deferred tax assets, there is no tax effect for the three or six months ended June 30, 2020.

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Adjusted EBITDAX
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income (loss) to adjusted EBITDAX:
Net income (loss)	$(221.8)	$68.5	$(686.8)	$(51.6)
(Gain) loss on commodity derivative instruments	120.8	(47.3)	(313.9)	142.7
Net settlements on commodity derivative instruments	114.8	(13.2)	160.6	(21.6)
Non-cash stock-based compensation	6.4	7.6	12.0	12.3
Interest expense, net	21.8	18.9	46.0	35.9
Income tax benefit	4.1	22.6	(3.7)	(14.8)
Impairment of properties and equipment	—	29.0	881.1	36.9
Exploration, geologic and geophysical expense	0.7	0.6	0.9	3.3
Depreciation, depletion and amortization	149.5	168.5	325.6	319.9
Accretion of asset retirement obligations	2.4	1.6	5.0	3.1
Gain on sale of properties and equipment	(0.2)	(33.9)	(0.4)	(34.3)
Adjusted EBITDAX	$198.5	$222.9	$426.4	$431.8

Cash from operating activities to adjusted EBITDAX:
Net cash from operating activities	$103.0	$260.4	$369.3	$417.5
Interest expense, net	21.8	18.9	46.0	35.9
Amortization of debt discount and issuance costs	(5.3)	(3.4)	(8.9)	(6.7)
Exploration, geologic and geophysical expense	0.7	0.6	0.9	3.3
Other	(0.4)	(0.2)	(3.1)	(0.2)
Changes in assets and liabilities	78.7	(53.4)	22.2	(18.0)
Adjusted EBITDAX	$198.5	$222.9	$426.4	$431.8

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PDC ENERGY, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues
Crude oil, natural gas and NGLs sales	$173,921	$338,956	$494,236	$660,055
Commodity price risk management gain (loss), net	(120,786)	47,349	313,912	(142,725)
Other income	1,281	4,353	3,298	7,828
Total revenues	54,416	390,658	811,446	525,158
Costs, expenses and other
Lease operating expenses	35,808	34,328	85,342	69,549
Production taxes	7,846	22,642	26,316	44,810
Transportation, gathering and processing expenses	16,949	12,208	30,445	23,632
Exploration, geologic and geophysical expense	728	640	864	3,283
General and administrative expense	35,352	42,808	97,517	82,406
Depreciation, depletion and amortization	149,491	168,523	325,648	319,945
Accretion of asset retirement obligations	2,358	1,563	4,978	3,147
Impairment of properties and equipment	32	28,979	881,106	36,854
Gain on sale of properties and equipment	(174)	(33,904)	(353)	(34,273)
Other expenses	2,003	2,836	4,147	6,390
Total costs, expenses and other	250,393	280,623	1,456,010	555,743
Income (loss) from operations	(195,977)	110,035	(644,564)	(30,585)
Interest expense, net	(21,782)	(18,900)	(45,955)	(35,868)
Income (loss) before income taxes	(217,759)	91,135	(690,519)	(66,453)
Income tax (expense) benefit	(4,073)	(22,587)	3,672	14,825
Net income (loss)	$(221,832)	$68,548	$(686,847)	$(51,628)

Earnings per share:
Basic	$(2.23)	$1.04	$(7.09)	$(0.78)
Diluted	$(2.23)	$1.04	$(7.09)	$(0.78)

Weighted-average common shares outstanding:
Basic	99,566	65,815	96,821	65,998
Diluted	99,566	65,926	96,821	65,998

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PDC ENERGY, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands, except share and per share data)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$1,191	$963
Accounts receivable, net	196,314	266,354
Fair value of derivatives	222,319	28,078
Prepaid expenses and other current assets	7,643	8,635
Total current assets	427,467	304,030
Properties and equipment, net	5,000,066	4,095,202
Fair value of derivatives	14,719	3,746
Other assets	67,826	45,702
Total Assets	$5,510,078	$4,448,680

Liabilities and Stockholders' Equity
Liabilities
Current liabilities:
Accounts payable	$136,544	$98,934
Production tax liability	121,223	76,236
Fair value of derivatives	25,993	2,921
Funds held for distribution	146,341	98,393
Accrued interest payable	16,168	14,284
Other accrued expenses	76,653	70,462
Total current liabilities	522,922	361,230
Long-term debt	1,935,105	1,177,226
Deferred income taxes	—	195,841
Asset retirement obligations	134,520	95,051
Fair value of derivatives	34,827	692
Other liabilities	238,695	283,133
Total liabilities	2,866,069	2,113,173

Stockholders' equity
Common shares - par value $0.01 per share, 150,000,000 authorized, 99,611,557 and 61,652,412 issued as of June 30, 2020 and December 31, 2019, respectively	996	617
Additional paid-in capital	3,378,553	2,384,309
Retained deficit	(734,792)	(47,945)
Treasury shares - at cost, 33,138 and 34,922 as of June 30, 2020 and December 31, 2019, respectively	(748)	(1,474)
Total stockholders' equity	2,644,009	2,335,507
Total Liabilities and Stockholders' Equity	$5,510,078	$4,448,680

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PDC ENERGY, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Cash flows from operating activities:
Net loss	$(221,832)	$68,548	$(686,847)	$(51,628)
Adjustments to net loss to reconcile to net cash from operating activities:
Net change in fair value of unsettled commodity derivatives	235,581	(60,542)	(153,294)	121,080
Depreciation, depletion and amortization	149,491	168,523	325,648	319,945
Impairment of properties and equipment	32	28,979	881,106	36,854
Accretion of asset retirement obligations	2,358	1,563	4,978	3,147
Non-cash stock-based compensation	6,364	7,575	12,036	12,258
Gain on sale of properties and equipment	(174)	(33,904)	(353)	(34,273)
Amortization and write-off of debt discount, premium and issuance costs	5,301	3,382	8,941	6,731
Deferred income taxes	3,901	22,512	(2,430)	(14,975)
Other	646	374	1,657	394
Changes in assets and liabilities	(78,687)	53,373	(22,180)	17,950
Net cash from operating activities	102,981	260,383	369,262	417,483
Cash flows from investing activities:
Capital expenditures for development of crude oil and natural gas properties	(197,162)	(275,851)	(387,930)	(518,038)
Capital expenditures for other properties and equipment	(1,480)	(5,627)	(1,935)	(10,453)
Acquisition of crude oil and natural gas properties	—	(4,146)	(139,812)	(4,146)
Proceeds from sale of properties and equipment	591	1,052	1,384	1,154
Proceeds from divestitures	—	199,430	62	199,430
Restricted cash	—	8,001	—	8,001
Net cash from investing activities	(198,051)	(77,141)	(528,231)	(324,052)
Cash flows from financing activities:
Proceeds from revolving credit facility and other borrowings	401,000	458,000	1,318,000	890,000
Repayment of revolving credit facility and other borrowings	(365,000)	(552,000)	(669,000)	(892,500)
Payment of debt issuance costs	—	(36)	(4,666)	(36)
Purchase of treasury shares	—	(94,113)	(23,819)	(94,113)
Purchase of treasury shares for employee stock-based compensation tax withholding obligations	(487)	(2,257)	(8,180)	(3,717)
Redemption of senior notes	—	—	(452,153)	—
Principal payments under financing lease obligations	(496)	(494)	(985)	(988)
Other	—	19	—	(2)
Net cash from financing activities	35,017	(190,881)	159,197	(101,356)
Net change in cash, cash equivalents and restricted cash	(60,053)	(7,639)	228	(7,925)
Cash, cash equivalents and restricted cash, beginning of period	61,244	9,113	963	9,399
Cash, cash equivalents and restricted cash, end of period	$1,191	$1,474	$1,191	$1,474

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2020 Second Quarter Teleconference and Webcast

The Company invites you to join Bart Brookman, President and Chief Executive Officer; Scott Meyers, Chief Financial Officer; Lance Lauck, Executive Vice President Corporate Development and Strategy; Scott Reasoner, Senior Vice President Chief Operating Officer; and David Lillo, Senior Vice President Operations for a conference call on Thursday, August 6, 2020, to discuss its 2020 second quarter results. The related slide presentation will be available on PDC's website at www.pdce.com.

Conference Call and Webcast:
Date/Time: Thursday, August 6, 2020 at 11:00 a.m. ET
Domestic (toll free): 877-312-5520
International: 1-253-237-1142
Conference ID: 2517619
Webcast: available at www.pdce.com

Replay Information:
Domestic (toll free): 855-859-2056
International: 1-404-537-3406
Conference ID: 2517619
Webcast Replay: available for six months at www.pdce.com

Upcoming Investor Presentations
PDC is scheduled to present at the Barclays Virtual CEO Energy-Power Conference on Tuesday, September 8, 2020. An updated presentation will be posted to the Company’s website, www.pdce.com, prior to the start of the conference.

About PDC Energy, Inc.
PDC Energy, Inc. is a domestic independent exploration and production company that acquires, produces, develops, and explores for crude oil, natural gas, and NGLs, with operations in the Wattenberg Field in Colorado and in the Delaware Basin in West Texas. Its operations are focused on the liquid-rich horizontal Niobrara and Codell plays in the Wattenberg Field and the liquid-rich Wolfcamp zones in the Delaware Basin.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 ("Securities Act"), Section 21E of the Securities Exchange Act of 1934 ("Exchange Act") and the United States ("U.S.") Private Securities Litigation Reform Act of 1995 regarding our business, financial condition, results of operations and prospects. All statements other than statements of historical fact included in and incorporated by reference into this press release are "forward-looking statements." Words such as expect, anticipate, intend, plan, believe, seek, estimate, schedule and similar expressions or variations of such words are intended to identify forward-looking statements herein. Forward-looking statements include, among other things, statements regarding future: production, costs and cash flows; drilling locations, zones and growth opportunities; commodity prices and differentials; capital expenditures and projects, including the number of rigs employed; cash flows from operations relative to future capital investments; our currently suspended stock repurchase program; financial ratios and compliance with covenants in our revolving credit facility and other debt instruments; impacts of certain accounting and tax changes; timing and adequacy of infrastructure projects of our midstream providers and the related impact on our midstream capacity and related curtailments; impacts of Colorado political matters; ability to meet our volume commitments to midstream providers; and ongoing compliance with our consent decree.

The above statements are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this press release reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Forward-looking statements are always subject to risks and uncertainties and become subject to greater levels of risk and uncertainty as they address matters further into the future. Throughout this press release, we may use the term “projection” or similar terms or expressions, or indicate that we have “modeled” certain future scenarios. We typically use these terms to indicate our current thoughts on possible outcomes relating to our business or our industry in periods beyond the current fiscal year. Because such statements relate to events or conditions further in the future, they are subject to increased levels of uncertainty.

Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	the COVID-19 pandemic, including its effects on commodity prices, downstream capacity, employee health and safety, business continuity and regulatory matters;

•	changes in global production volumes and demand, including economic conditions that might impact demand and prices for the products we produce;

•	geopolitical factors, such as events that may reduce or increase production from particular oil-producing regions and/or from members of the Organization of Petroleum Exporting Countries;

•	impacts of Colorado political matters;

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•
volatility of commodity prices for crude oil, natural gas and natural gas liquids ("NGLs") and the risk of an extended period of depressed prices, including risks relating to decreased revenue, income and cash flow, write-downs and impairments and availability of capital;

•	volatility and widening of differentials;

•	reductions in the borrowing base under our revolving credit facility;

•
impact of governmental policies and/or regulations, including changes in environmental and other laws, the interpretation and enforcement of those laws and regulations, liabilities arising thereunder and the costs to comply with those laws and regulations;

•	timing and receipt of necessary regulatory permits;

•	impact of regulatory developments in Colorado, particularly with respect to additional permit scrutiny;

•	declines in the value of our crude oil, natural gas and NGLs properties resulting in impairments;

•	changes in estimates of proved reserves;

•	inaccuracy of reserve estimates and expected production rates;

•	potential for production decline rates from our wells being greater than expected;

•	timing and extent of our success in discovering, acquiring, developing and producing reserves;

•
availability and cost of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport our production and the impact of these facilities and regional capacity on the prices we receive for our production;

•	risks incidental to the drilling and operation of crude oil and natural gas wells;

•	difficulties in integrating our operations as a result of any significant acquisitions, including the merger with SRC, or acreage exchanges;

•	increases in costs and expenses;

•	limitations in the availability of supplies, materials, contractors and services that may delay the drilling or completion of our wells;

•	potential losses of acreage due to lease expirations or otherwise;

•	future cash flows, liquidity and financial condition;

•	competition within the oil and gas industry;

•	availability and cost of capital;

•	success in marketing our crude oil, natural gas and NGLs;

•	effect of crude oil and natural gas derivative activities;

•	impact to our operations, personnel retention, strategy, stock price and expenses caused by the actions of activist shareholders;

•	impact of environmental events, governmental and other third-party responses to such events and our ability to insure adequately against such events;

•	cost of pending or future litigation;

•	effect that acquisitions we may pursue have on our capital requirements;

•	our ability to retain or attract senior management and key technical employees; and

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•	success of strategic plans, expectations and objectives for our future operations.

Further, we urge you to carefully review and consider the cautionary statements and disclosures, specifically those under the heading "Risk Factors," made in our Quarterly Report on Form 10-Q, our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the U.S. Securities and Exchange Commission ("SEC") on February 26, 2020, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the SEC on May 8, 2020 and our other filings with the SEC for further information on risks and uncertainties that could affect our business, financial condition, results of operations and prospects, which are incorporated by this reference as though fully set forth herein. We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this press release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts:     Kyle Sourk
    Sr. Manager Corporate Finance & Investor Relations
    303-318-6150
    kyle.sourk@pdce.com

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